Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 21, 2012

SCBT Financial Corporation

520 Gervais Street

Columbia, South Carolina  29201

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of SCBT Financial Corporation, a South Carolina corporation (“SCBT”), including the proxy statement/prospectus forming a part thereof, relating to the proposed merger of Peoples Bancorporation, Inc., a South Carolina corporation, with and into SCBT, with SCBT as the surviving corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz